Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Sue Neumann
314-656-5691

SMURFIT-STONE CHIEF FINANICAL OFFICER RESIGNS

CREVE COEUR, Mo., and CHICAGO, February 25, 2010 — Smurfit-Stone Container Corporation today announced that senior vice president and chief financial officer, John Murphy, has notified the company of his intent to pursue other interests.  His resignation is effective immediately.

“We thank John for serving in this transitional CFO role and wish him the best of luck in his future endeavors. He was instrumental in arranging our chapter 11 exit financing and has provided important leadership through the process,” said Patrick J. Moore, chairman and chief executive officer.  Murphy joined Smurfit-Stone in May 2009.

Moore will lead the finance organization until a permanent successor to Murphy is named.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.04 billion in 2008; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com